Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2014

THIRD QUARTER RESULTS

Reports Record Access Equipment Quarterly Results

Narrows Fiscal 2014 Adjusted(1) EPS Estimate Range to $3.40 to $3.55

Declares Quarterly Cash Dividend of $0.15 per share

OSHKOSH, WI — (July 29, 2014) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2014 third quarter net income of $105.1 million, or $1.22 per diluted share, compared to $148.4 million, or $1.67 per diluted share, in the third quarter of fiscal 2013. Fiscal 2014 third quarter adjusted(1) net income was $105.7 million, or $1.23 per diluted share, excluding an after-tax other post employment benefits (OPEB) curtailment gain of $6.2 million related to workforce reductions in the Company’s defense segment and after-tax costs of $6.8 million resulting from a reduction in eligible OPEB costs under historical cost-plus government contracts. All results are for continuing operations, unless stated otherwise. Comparisons are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the third quarter of fiscal 2014 were $1.93 billion, a decrease of 12.3 percent. Expected lower defense segment sales were offset in part by improved demand in the Company’s access equipment and commercial segments.

Consolidated operating income in the third quarter of fiscal 2014 was $174.3 million, or 9.0 percent of sales, compared to $225.6 million, or 10.2 percent of sales, in the third quarter of fiscal 2013. Fiscal 2014 third quarter adjusted(1) consolidated operating income was $175.3 million, or 9.0 percent of sales, excluding before-tax OPEB adjustments that netted to

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

-more-

$1.0 million. The decline in adjusted operating income in the third quarter of fiscal 2014 was primarily a result of lower operating income in the Company’s defense segment, offset in part by favorable performance in the Company’s access equipment and commercial segments.

“We are pleased with our overall third quarter results, led by record performance in the access equipment segment and breakthrough improvement in the commercial segment,” said Charlie Szews, Oshkosh Corporation chief executive officer. “Each area of focus in our MOVE strategy — powered by the Oshkosh Operating System — is helping us to meet our performance targets. This balanced strategy is guiding our team to produce results from the initiatives that we can control by optimizing costs, innovating to meet customers’ evolving demands and winning new business in emerging markets, even as some of our markets continue to recover at an uneven pace.

“We continue to manage the downturn in our defense business in a responsible manner. We recently completed the previously announced additional reduction in our defense segment workforce, while retaining the expertise and skill sets that are essential to support potential new business, including the U.S. Joint Light Tactical Vehicle program and several international tactical wheeled vehicle opportunities.

“For fiscal 2014, we are narrowing our estimate range for full year adjusted(1) earnings per share to $3.40 to $3.55 as we head into the final quarter of the fiscal year. Looking forward, we continue to believe the outlook for our non-defense markets in 2015 is positive, and we expect MOVE initiatives to continue to contribute to margin expansion in 2015 and beyond,” added Szews.

Factors affecting third quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales increased 10.4 percent to $1.04 billion for the third quarter of fiscal 2014, a record for quarterly sales. The improvement was principally the result of higher unit volumes in North America and Europe and higher pricing, offset in part by the absence of U.S. military telehandler sales under a contract that was completed in the fourth quarter of fiscal 2013. Sales of access equipment, excluding U.S. military telehandler sales(1) in fiscal 2013, rose 13.2 percent in the third quarter.

Access equipment segment operating income increased 8.0 percent to $166.8 million, or 16.0 percent of sales, for the third quarter of fiscal 2014 compared to $154.5 million, or 16.4 percent of sales, in the third quarter of fiscal 2013. Operating income of $166.8 million was also the highest quarterly operating income ever reported by the access equipment segment. The increase in operating income was primarily the result of higher sales volume and the favorable impact of cost reduction initiatives, offset in part by increased new product development spending and higher operating costs.

Defense — Defense segment sales for the third quarter of fiscal 2014 decreased 46.5 percent to $470.7 million. The decrease in sales was expected and was primarily due to lower sales to the U.S. Department of Defense (DoD). Sales in the third quarter of the prior year also included more international MRAP All-Terrain Vehicles as international orders and sales tend to be uneven.

Defense segment operating income decreased 77.7 percent to $19.1 million, or 4.1 percent of sales, for the third quarter of fiscal 2014 compared to $85.8 million, or 9.8 percent of sales in the third quarter of fiscal 2013. Excluding OPEB adjustments, adjusted(1) operating income was $20.1 million, or 4.2 percent of sales. The decrease in adjusted operating income was largely due to lower sales volume. In addition, the defense segment recorded favorable contract adjustments related to undefinitized contracts of $5.0 million in the third quarter of fiscal 2013.

Fire & Emergency — Fire & emergency segment sales for the third quarter of fiscal 2014 decreased 8.3 percent to $187.5 million. The decrease in sales primarily reflected lower sales volume as a result of lower international deliveries. Several high volume international orders moved to the fourth quarter of fiscal 2014 because of backups at ports and other logistical issues.

Fire & emergency segment operating income decreased 5.2 percent to $6.2 million, or 3.3 percent of sales, for the third quarter of fiscal 2014 compared to $6.5 million, or 3.2 percent of sales in the third quarter of fiscal 2013. The decrease in operating income was primarily the result of lower sales volume, offset in part by lower operating expenses.

Commercial — Commercial segment sales increased 27.0 percent to $247.3 million in the third quarter of fiscal 2014. The increase in sales was primarily attributable to a nearly 40 percent increase in concrete mixer unit volume. Refuse collection vehicle unit volume also rose due in part to delays in the prior year in the timing of orders from one of the segment’s largest customers. Severe weather in the second quarter of fiscal 2014 contributed to delays in chassis supplier deliveries, which impacted the Company’s ability to ship completed units at the end of the second quarter. Some of the shipments were completed and recognized as revenue in the third quarter of fiscal 2014.

Commercial segment operating income increased 98.6 percent to $19.9 million, or 8.0 percent of sales, for the third quarter of fiscal 2014 compared to $10.0 million, or 5.1 percent of sales in the third quarter of fiscal 2013. The increase in operating income was primarily a result of higher sales volume. Production efficiencies also improved during the quarter. In addition, in the third quarter of fiscal 2013, the Company recognized $2.7 million of restructuring-related costs.

Corporate — Corporate operating expenses increased $6.5 million to $37.7 million for the third quarter of fiscal 2014. The increase in corporate operating expenses in the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013 was primarily due to higher information technology spending.

Interest Expense Net of Interest Income — Interest expense net of interest income increased $0.2 million to $13.7 million in the third quarter of fiscal 2014 as a result of the recognition of interest income on a note receivable from a customer in the third quarter of the prior year offset in part by the benefit of lower interest rates on bonds refinanced earlier in fiscal 2014. In the third quarter of fiscal 2013, the Company recognized $2.7 million of interest income upon receipt from the customer.

Provision for Income Taxes — The Company recorded income tax expense of $56.0 million in the third quarter of fiscal 2014, or 34.7 percent of pre-tax income, compared to $59.9 million, or 28.9 percent of pre-tax income, in the third quarter of fiscal 2013. Tax expense for the third quarter of fiscal 2013 was favorably impacted by provision to return adjustments upon finalizing the Company’s fiscal 2012 tax returns and a reduction in valuation allowances on state net operating loss carryforwards.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2014 of $5.14 billion and net income of $231.5 million, or $2.68 per share. This compares with net sales of $5.94 billion and net income of $280.6 million, or $3.12 per share, in the first nine months of the prior year. Adjusted(1) net income for the first nine months of fiscal 2014 was $229.6 million, or $2.66 per share, compared to $291.0 million, or $3.23 per share, in the first nine months of fiscal 2013. The decrease in adjusted results in the first nine months of fiscal 2014 was largely attributable to lower sales and operating income in the Company’s defense segment and higher information technology and new product development spending, offset in part by higher sales and improved performance in the access equipment segment. Earnings per share in the first nine months of fiscal 2014 improved $0.10 compared to the prior year period as a result of lower average diluted shares outstanding.

Fiscal 2014 Expectations

The Company is narrowing its estimate range for full-year fiscal 2014 adjusted(1) earnings per share to $3.40 to $3.55. The Company expects consolidated sales for fiscal 2014 will be approximately $6.70 billion to $6.75 billion. The Company’s estimated sales range reflects slightly lower expectations in the Company’s non-defense segments. The Company expects adjusted(1) consolidated operating income to be between $490 million and $505 million. The adjusted consolidated operating income expectations reflect operating income margins of approximately 14.6 percent in the Company’s access equipment segment, operating income margins in the defense segment at the high end of previous expectations and operating income margins in the Company’s fire & emergency and commercial segments at the low end of previous expectations.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.15 per share of common stock. The dividend will be payable on August 28, 2014 to shareholders of record as of August 14, 2014.

Conference Call

The Company will comment on its fiscal 2014 third quarter earnings and its full-year fiscal 2014 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the pace of U.S. and European economic recoveries; the strength of emerging market growth and projected adoption rate of work at height machinery; the expected level and timing of DoD and international defense customer procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy, including the Company’s ability to successfully manage the cost reductions required as a result of lower customer orders in the defense segment; the Company’s ability to win a U.S. Joint Light Tactical Vehicle production contract award; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; the impact of cyber security risk and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$1,932.4	$2,204.4	$5,140.5	$5,938.6
Cost of sales	1,585.5	1,818.9	4,247.3	5,003.7
Gross income	346.9	385.5	893.2	934.9

Operating expenses:
Selling, general and administrative	158.7	146.0	461.4	451.6
Amortization of purchased intangibles	13.9	13.9	41.6	42.8
Total operating expenses	172.6	159.9	503.0	494.4
Operating income	174.3	225.6	390.2	440.5

Other income (expense):
Interest expense	(14.1)	(16.6)	(57.3)	(49.4)
Interest income	0.4	3.1	1.4	7.3
Miscellaneous, net	0.8	(4.7)	(0.4)	(4.3)
Income from continuing operations before income taxes and equity in earnings (loss) of unconsolidated affiliates	161.4	207.4	333.9	394.1
Provision for income taxes	56.0	59.9	103.6	115.7
Income from continuing operations before equity in earnings (loss) of unconsolidated affiliates	105.4	147.5	230.3	278.4
Equity in earnings (loss) of unconsolidated affiliates	(0.3)	0.9	1.2	2.2
Income from continuing operations, net of tax	105.1	148.4	231.5	280.6
Income from discontinued operations, net of tax	—	0.3	—	1.1
Net income	$105.1	$148.7	$231.5	$281.7

Amounts available to common shareholders, net of tax:
Net income	$105.1	$148.7	$231.5	$281.7
Allocated to participating securities	(0.4)	(0.9)	(0.9)	(1.8)
Net income available to common shareholders	$104.7	$147.8	$230.6	$279.9

OSHKOSH CORPORATION

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Earnings per share attributable to common shareholders-basic:
Continuing operations	$1.24	$1.69	$2.72	$3.16
Discontinued operations	—	—	—	0.01
	$1.24	$1.69	$2.72	$3.17

Earnings per share attributable to common shareholders-diluted:
Continuing operations	$1.22	$1.67	$2.68	$3.12
Discontinued operations	—	—	—	0.01
	$1.22	$1.67	$2.68	$3.13

Basic weighted-average shares outstanding	84,635,817	87,110,576	84,666,189	88,174,280
Dilutive stock options and other equity-based compensation awards	1,489,220	1,396,076	1,509,735	1,304,075
Participating restricted stock	(215,972)	(260,326)	(205,065)	(207,382)
Diluted weighted-average shares outstanding	85,909,065	88,246,326	85,970,859	89,270,973

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30,	September 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$525.7	$733.5
Receivables, net	1,034.3	794.3
Inventories, net	929.2	822.0
Deferred income taxes, net	72.0	67.6
Prepaid income taxes	18.0	100.4
Other current assets	34.7	35.6
Total current assets	2,613.9	2,553.4
Investment in unconsolidated affiliates	22.2	20.9
Property, plant and equipment:
Property, plant and equipment	947.1	893.1
Accumulated depreciation	(573.7)	(530.9)
Property, plant and equipment, net	373.4	362.2
Goodwill	1,043.7	1,041.0
Purchased intangible assets, net	673.5	714.7
Other long-term assets	84.6	73.5
Total assets	$4,811.3	$4,765.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$20.0	$65.0
Accounts payable	592.9	531.7
Customer advances	302.3	294.4
Payroll-related obligations	136.5	146.9
Accrued warranty	94.6	101.3
Deferred revenue	17.6	23.8
Other current liabilities	174.0	217.6
Total current liabilities	1,337.9	1,380.7
Long-term debt, less current maturities	880.0	890.0
Deferred income taxes, net	106.0	143.0
Other long-term liabilities	266.4	244.2
Commitments and contingencies
Shareholders’ equity	2,221.0	2,107.8
Total liabilities and shareholders’ equity	$4,811.3	$4,765.7

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended
	June 30,
	2014	2013
Operating activities:
Net income	$231.5	$281.7
Depreciation and amortization	95.2	95.2
Stock-based compensation expense	15.8	15.3
Deferred income taxes	(39.2)	(17.2)
Other non-cash adjustments	2.5	(2.7)
Changes in operating assets and liabilities	(236.4)	(124.8)
Net cash provided by operating activities	69.4	247.5

Investing activities:
Additions to property, plant and equipment	(54.6)	(25.2)
Additions to equipment held for rental	(15.9)	(13.1)
Contribution to rabbi trust	(1.9)	(19.4)
Proceeds from sale of equipment held for rental	5.5	6.9
Other investing activities	(1.0)	(3.0)
Net cash used by investing activities	(67.9)	(53.8)

Financing activities:
Repurchases of common stock	(152.8)	(169.0)
Repayment of long-term debt	(705.0)	—
Proceeds from issuance of long-term debt	650.0	—
Debt issuance costs	(19.1)	—
Proceeds from exercise of stock options	50.4	19.9
Dividends paid	(38.1)	—
Excess tax benefit from stock-based compensation	6.1	0.6
Net cash used by financing activities	(208.5)	(148.5)

Effect of exchange rate changes on cash	(0.8)	(0.1)
Increase (decrease) in cash and cash equivalents	(207.8)	45.1
Cash and cash equivalents at beginning of period	733.5	540.7
Cash and cash equivalents at end of period	$525.7	$585.8

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended
	June 30, 2014			June 30, 2013
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$558.1	$—	$558.1	$485.4	$—	$485.4
Telehandlers	324.4	—	324.4	317.3	—	317.3
Other	156.7	—	156.7	138.8	—	138.8
Total access equipment	1,039.2	—	1,039.2	941.5	—	941.5

Defense	470.6	0.1	470.7	878.9	0.7	879.6

Fire & emergency	177.5	10.0	187.5	192.9	11.4	204.3

Commercial
Concrete placement	138.0	—	138.0	101.2	—	101.2
Refuse collection	73.5	—	73.5	65.8	—	65.8
Other	33.6	2.2	35.8	24.1	3.6	27.7
Total commercial	245.1	2.2	247.3	191.1	3.6	194.7
Intersegment eliminations	—	(12.3)	(12.3)	—	(15.7)	(15.7)
Consolidated net sales	$1,932.4	$—	$1,932.4	$2,204.4	$—	$2,204.4

	Nine Months Ended
	June 30, 2014			June 30, 2013
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$1,295.6	$—	$1,295.6	$1,116.9	$—	$1,116.9
Telehandlers	841.8	—	841.8	831.6	—	831.6
Other	436.4	—	436.4	391.6	0.1	391.7
Total access equipment	2,573.8	—	2,573.8	2,340.1	0.1	2,340.2

Defense	1,436.2	0.2	1,436.4	2,533.4	2.5	2,535.9

Fire & emergency	513.4	28.2	541.6	526.1	34.3	560.4

Commercial
Concrete placement	313.1	—	313.1	256.7	—	256.7
Refuse collection	214.9	—	214.9	207.9	—	207.9
Other	89.1	5.1	94.2	74.4	18.5	92.9
Total commercial	617.1	5.1	622.2	539.0	18.5	557.5
Intersegment eliminations	—	(33.5)	(33.5)	—	(55.4)	(55.4)
Consolidated net sales	$5,140.5	$—	$5,140.5	$5,938.6	$—	$5,938.6

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating income (loss):
Access equipment	$166.8	$154.5	$373.7	$298.4
Defense	19.1	85.8	78.4	213.7
Fire & emergency	6.2	6.5	14.1	14.6
Commercial	19.9	10.0	35.5	25.6
Corporate	(37.7)	(31.2)	(111.4)	(111.8)
Intersegment eliminations	—	—	(0.1)	—
Consolidated	$174.3	$225.6	$390.2	$440.5

	June 30
	2014	2013
Period-end backlog:
Access equipment*	$487.4	$621.4
Defense**	879.8	1,886.2
Fire & emergency	537.7	503.1
Commercial	206.7	167.3
Consolidated	$2,111.6	$3,178.0

*                 Lower backlog at June 30, 2014 was largely due to timing of orders from large U.S. national rental companies and the completion of DoD military telehandler production in the fourth quarter of fiscal 2013. Backlog for these telehandlers was $17.4 million at June 30, 2013.

**          Lower backlog at June 30, 2014 was due primarily to reduced funding for legacy programs (FMTV and FHTV) as a result of reduced U.S. government customer demand.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Access equipment segment sales excluding military (non-GAAP)	$1,039.2	$917.8	$2,566.3	$2,270.7
Military telehandler sales	—	23.7	—	69.5
Final pricing adjustment on multi-year military contract	—	—	7.5	—
Access equipment segment sales (GAAP)	$1,039.2	$941.5	$2,573.8	$2,340.2

Adjusted defense segment sales (non-GAAP)	$481.4	$879.6	$1,447.1	$5,635.9
Contract pricing adjustment for OPEB costs	(10.7)	—	(10.7)	—
Defense segment sales (GAAP)	$470.7	$879.6	$1,436.4	$5,635.9

Adjusted defense segment operating income (non-GAAP)	$20.1	$85.8	$83.5	$213.7
Contract pricing adjustment for OPEB costs	(10.7)	—	(10.7)	—
OPEB curtailment gain	9.7	—	9.7	—
Pension curtailment loss	—	—	(4.1)	—
Defense segment operating income (GAAP)	$19.1	$85.8	$78.4	$213.7

Adjusted net sales (non-GAAP)	$1,943.1	$2,204.4	$5,151.2	$5,938.6
Contract pricing adjustment for OPEB costs	(10.7)	—	(10.7)	—
Net sales (GAAP)	$1,932.4	$2,204.4	$5,140.5	$5,938.6

Adjusted operating income (non-GAAP)	$175.3	$225.6	$395.3	$456.8
Contract pricing adjustment for OPEB costs	(10.7)	—	(10.7)	—
OPEB curtailment gain	9.7	—	9.7	—
Pension curtailment loss	—	—	(4.1)	—
Tender offer and proxy contest costs	—	—	—	(16.3)
Operating income (GAAP)	$174.3	$225.6	$390.2	$440.5

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Adjusted income from continuing operations, net of tax (non-GAAP)	$105.7	$148.4	$229.6	$291.0
Reduction of valuation allowance on net operating loss carryforward	—	—	12.1	—
Contract pricing adjustment for OPEB costs, net of tax	(6.8)	—	(6.8)	—
OPEB curtailment gain, net of tax	6.2	—	6.2	—
Pension curtailment loss, net of tax	—	—	(2.6)	—
Debt extinguishment costs, net of tax	—	—	(7.0)	—
Tender offer and proxy contest costs, net of tax	—	—	—	(10.4)
Income from continuing operations, net of tax (GAAP)	$105.1	$148.4	$231.5	$280.6

Adjusted earnings per share from continuing operations-diluted (non-GAAP)	$1.23	$1.67	$2.66	$3.23
Reduction of valuation allowance on net operating loss carryforward	—	—	0.14	—
Contract pricing adjustment for OPEB costs, net of tax	(0.08)	—	(0.08)	—
OPEB curtailment gain, net of tax	0.07	—	0.07	—
Pension curtailment loss, net of tax	—	—	(0.03)	—
Debt extinguishment costs, net of tax	—	—	(0.08)	—
Tender offer and proxy contest costs, net of tax	—	—	—	(0.11)
Earnings per share from continuing operations-diluted (GAAP)	$1.22	$1.67	$2.68	$3.12

	Fiscal 2014 Expectations
	Low	High

Adjusted operating income (non-GAAP)	$490.0	$505.0
Contract pricing adjustment for OPEB costs	(10.7)	(10.7)
OPEB curtailment gain	9.7	9.7
Pension curtailment loss	(4.1)	(4.1)
Operating income (GAAP)	$484.9	$499.9

Adjusted earnings per share from continuing operations-diluted (non-GAAP)	$3.40	$3.55
Reduction of valuation allowance on net operating loss carryforward	0.14	0.14
Contract pricing adjustment for OPEB costs, net of tax	(0.08)	(0.08)
OPEB curtailment gain, net of tax	0.07	0.07
Pension curtailment loss, net of tax	(0.03)	(0.03)
Debt extinguishment costs, net of tax	(0.08)	(0.08)
Earnings per share from continuing operations-diluted (GAAP)	$3.42	$3.57

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